Exhibit 99.1

Insulet Appoints John A. Fallon to Board of Directors

Distinguished Clinician Brings Deep Health Management Experience to Insulet Board

BEDFORD, Mass.—(October 25, 2012) – Insulet Corporation (Nasdaq: PODD), the leader in tubing-free insulin pump technology with its OmniPod® Insulin Management System, today announced the appointment of John A. Fallon, M.D., F.A.C.P. to the Company’s board of directors. A leading health management expert, Dr. Fallon’s career includes 25 years of experience in health management, overlapping with two decades of clinical practice in internal medicine.

Since 2004, Dr. Fallon has served as the Chief Physician Executive and Senior Vice President at Blue Cross Blue Shield of Massachusetts (BCBSMA), the leading health plan in Massachusetts with approximately 3 million members. At BCBSMA he is responsible for health plan initiatives focusing on policy, quality, affordability, innovative reimbursement and care management models.

“Dr. Fallon’s broad background in clinical practice and health management will be extremely valuable to Insulet,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “Having held executive positions for physician hospital organizations, integrated delivery systems and academic medical centers, his insight will be instrumental as we continue to grow the market for the OmniPod tubeless insulin pump. We are very pleased to welcome Dr. Fallon to Insulet’s board.”

From 2000 to 2004, Dr. Fallon served as Chief Executive Officer for Clinical Affairs at the State University of New York Downstate Medical Center. Previously, Dr. Fallon was with Partners Healthcare System (PHS), a non-profit community healthcare system founded by The Massachusetts General Hospital and The Brigham and Women’s Hospital. He served as a Trustee for PHS’s Physician Network and as its Chairman from 1998 to 2000. Dr. Fallon had an internal medicine practice in Salem, Massachusetts for over two decades

Dr. Fallon serves on numerous boards, including the Temple University School of Medicine Board of Advisors and as Chairman of NEHI, formerly the New England Health Institute. Dr. Fallon received a Bachelor’s degree from the College of the Holy Cross, his M.D. from Tufts University School of Medicine and a Master’s degree in Business Administration from the University of South Florida.

About Insulet Corporation

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Insulet’s subsidiary, Neighborhood Diabetes, is a leading distributor for diabetes products and supplies, delivered through a high touch customer service model. Founded in 2000, Insulet Corporation is based in Bedford, Mass.

Contact:

Stephanie Marks for Insulet Corporation

ir@insulet.com

877-PODD-IR1 (877-763-3471)